Exhibit 99.1

MEREDITH CORPORATION TO RECORD FISCAL 2011 FOURTH QUARTER SPECIAL CHARGE

DES MOINES, IA (June 16, 2011) – Meredith Corporation (NYSE:MDP; www.meredith.com) said today that it will record a special charge of approximately $10 million (approximately $6 million after-tax or $0.13 per share) in its fiscal 2011 fourth quarter. The charge includes closing the ReadyMade brand due to ongoing weakness in the home category/marketplace, and other selected workforce reductions – for a total of approximately 75 positions companywide.
“Positioning Meredith for continued growth requires periodic realignment of resources, including how we deploy our workforce,” said Meredith Chairman and CEO Steve Lacy. “These actions will enable us to devote additional resources to key strategic growth initiatives, including digital platform expansion.”
Meredith has aggressively scaled its capabilities to deliver content over multiple platforms to meet increased consumer demand and growing client requests for multiplatform advertising and marketing programs. Lacy noted that the Company has added or created nearly 200 jobs in fiscal 2011 alone to support key strategic growth initiatives such as the:

•	Launch of mobile and/or electronic tablet platforms and apps for major brands such as Better Homes and Gardens, Parents, Fitness, Family Circle, American Baby and More;

•	Acquisition of the Real Girls Media Network, a leading women’s lifestyle digital property, and the relaunch of Meredith’s flagship www.bhg.com website;

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Acquisition of award-winning mobile marketing agency, The Hyperfactory, adding to Meredith Integrated Marketing’s digital portfolio, which already included blue-chip agencies specializing in CRM, online, email, social, database and healthcare marketing; and

•	Expansion of mobile platforms and relaunch of websites at all of its local television stations.
Lacy also pointed to Meredith’s continued strong financial performance, including earnings per share growth of nearly 40 percent in the first nine months of fiscal 2011. Strong cash generation has enabled the Company both to increase its dividend to shareholders and reinstate its share buyback program. Earlier this year, Meredith raised its dividend for the 18th consecutive year. To date in fiscal 2011, Meredith has decreased its debt by 25 percent to $225 million.
Meredith now expects fiscal 2011 full-year earnings per share to be at the higher end of its previously communicated $2.72 to $2.78 range. The Company will provide its fiscal 2012 earnings outlook when it releases fiscal 2011 earnings on July 28, 2011.
Meredith Corporation is the leading media and marketing company serving American women. Meredith features multiple well-known national brands – including Better Homes and Gardens, Parents, Family Circle, Ladies’ Home Journal, Fitness, More and American Baby – along with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith uses multiple distribution platforms – including print, television, online, mobile and video – to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for the nation’s top brands and companies. Meredith has significantly added to these capabilities through the acquisition of leading companies with expertise in digital, mobile, social and database marketing.